PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS 3rd QUARTER 2019 RESULTS
Tuesday, October 22, 2019 11:00 am local time

Facilitator:
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Chris, and I will be your conference facilitator today. Today’s call will cover a discussion of the results of operations for the quarterly period and nine months ended September 30, 2019.
Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [insert instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [insert instructions].
This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.
The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.
These include, but are not limited to, the success, impact and timing of the implementation of Peoples’ business strategies, including the ability to identify, acquire or integrate acquisitions, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected; the success, impact and timing of the expansion of consumer lending activity; the competitive nature of the financial services industry; changes in the interest rate environment and the effect of the current yield curve; slowing or reversal of the current U.S. economic expansion; uncertainty regarding the nature, timing, cost and effect of federal and/or state banking, insurance, and tax legislative or regulatory changes or actions; the effects of easing restrictions on participants in the financial services industry; changes in policy and other regulatory and legal developments; adverse changes in economic conditions and/or activities; adverse changes in the conditions and trends in the financial markets; and changes in accounting standards, policies, estimates or procedures, including the impact of the new current expected credit loss (or “CECL”) rule.
Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.
Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.
Peoples’ 3rd quarter 2019 earnings release was issued this morning and is available at peoplesbancorp.com under “Investor Relations”.
A reconciliation of the non-GAAP financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will include about 20-25 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.
Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.
Mr. Chuck Sulerzyski:
Thank you, Chris. Good morning. Thank you for joining us for a review of our 3rd quarter and year-to-date results.
Our performance this quarter was highlighted by several positives in key areas, which included:
A 17% increase in net income compared to the third quarter of 2018;
Relatively stable net interest income, even though interest rates have experienced a recent decline and net interest margin compressed 11 basis points compared to the second quarter of 2019;
Growth in total non-interest income, excluding net gains and losses, of 5% compared to the linked quarter and 14% from a year ago;
We had organic loan growth of $26 million, or 4% annualized, compared to the linked quarter-end;
We continued to have strong credit quality, which included a quarterly annualized net charge-off rate of 11 basis points for the third quarter, which remains well below our through-the-cycle historical charge-off rates of 20 to 30 basis points;
We grew our core deposits by $66 million compared to the linked quarter-end, which included an increase of $34 million in non-interest-bearing deposits; and
Our tangible book value increased 2% from June 30, 2019 and 14% compared to September 30, 2018.
For the third quarter of 2019, we reported net income of $14.9 million, or $0.72 per diluted share, compared to $0.46 for the linked quarter, and $0.65 a year ago. For the first nine months of 2019, diluted EPS was $1.91 compared to $1.69 for 2018.
Impacting the third quarter of 2019 were acquisition-related costs of $189,000. During the second quarter of 2019, we recognized acquisition-related costs of $7.0 million, bringing the total for the first nine months of 2019 to $7.4 million. These costs reduced diluted EPS by $0.01 for the third quarter of 2019, $0.28 for the second quarter of 2019 and $0.29 for the first nine months of 2019.
The First Prestonsburg Bancshares Inc. acquisition positively impacted diluted EPS by $0.03 during the third quarter of 2019, and $0.05 for the year-to-date period.
The efficiency ratio improved to 61.1% for the third quarter of 2019, compared to 73.2% for the linked quarter, and 62.6% a year ago. On an adjusted basis, which excludes non-core expenses, our efficiency ratio remained stable and was 60.7% for the third quarter, compared to 60.2% for the linked quarter and 60.8% a year ago.

On a year-to-date basis, our efficiency ratio was 65.7% compared to 66.5% in 2018. Our adjusted efficiency ratio was 61.0% for the first nine months of 2019 compared to 61.4% in 2018.
Although we experienced some fluctuation in our asset quality metrics during the quarter, our asset quality remains strong. Our delinquency trends were stable, with loans considered “current” comprising 99.0% of our loan portfolio at both September 30, 2019 and June 30, 2019, which was an improvement from 98.5% at December 31, 2018.
Our quarterly annualized net charge-off rate was 11 basis points for the third quarter, compared to 3 basis points for the linked quarter and 10 basis points a year ago. While our net charge-off rate has increased, it remains well below our historical levels, and has mostly been driven by our indirect consumer loans and overdrafts.
On a year-to-date basis, our annualized net charge-off rate was zero for 2019, compared to 12 basis points for 2018. The net charge-off rate for 2019 was driven by recoveries that exceeded charge-offs during the first nine months, which included a recovery of $1.8 million recorded on a previously charged-off commercial loan during the first quarter.
Compared to the linked quarter-end, our nonperforming assets increased $841,000, were up $1.6 million from year-end and up $2.8 million compared to September 30, 2018. The growth compared to the linked quarter-end was due to several smaller acquired relationships becoming past due more than 90 days, and either still accruing or accreting income. The increase compared to year-end was partially due to acquired loans from First Prestonsburg, which comprised $1.2 million of nonperforming assets at September 30, 2019, with the remainder due to smaller relationships that have become past due and are still accruing. Previously acquired loans comprised $3.7 million of the total $4.5 million of loans past due 90+ days and accruing at September 30, 2019.
Our nonperforming assets as a percent of total loans and OREO ratio were 0.74% at quarter-end, compared to 0.71% at the linked quarter-end and year-end, and 0.67% a year ago.
Classified loans declined $4 million from the balances reported at June 30, 2019, mostly from paydowns on several relationships. Criticized loans increased $3 million compared to the prior quarter-end, mostly due to one relationship that was downgraded, which was partially offset by upgrades of several loans. Criticized loans were 3.5% of total loans at September 30, 2019, while classified loans were 2.1% of total loans.
During the third quarter, we had loan growth of $17 million, or 2% annualized, which was lower than anticipated due to a continued high level of payoffs. The increase was driven by higher residential real estate, mainly due to purchased loans from other institutions, and commercial and industrial loans adding $19 million and $8 million, respectively. These increases were partially offset by reductions in commercial real estate loans of $13 million and construction loans of $5 million. The reduction in construction loans was due to $7 million of construction relationships converting to commercial real estate during the quarter. Organic total loans, which exclude the impact of the loans acquired from First Prestonsburg, increased $26 million, or 4% annualized, compared to June 30, 2019.
We have had good origination volume within our commercial loan portfolio in recent quarters. We continue to have a healthy pipeline, and are able to convert many of our opportunities into originations within our loan portfolio. The originations within our commercial portfolio have grown 14% in 2019 compared to the first nine months of 2018. However, this growth has been muted by the payoffs we have been experiencing during most of 2019, which were up 68% compared to the first nine months of 2018.

Many of the payoffs we have been experiencing are due to the sale of real estate, companies being sold, or customers refinancing their loans into the permanent market.
Compared to year-end, total loans increased $122 million, which was driven mostly by the First Prestonsburg acquisition. Organic total loans grew $6 million compared to year-end, with increases in commercial and industrial, residential real estate and indirect loans largely offset by reductions in construction, commercial real estate and home equity lines of credit.
Compared to September 30, 2018, total loan balances increased $143 million, while organic total loans grew $27 million. The First Prestonsburg acquisition contributed part of the total loan growth. Organic total loan growth compared to September 30, 2018 was primarily in commercial and industrial loans and indirect loans, which was partially offset by reductions in commercial real estate and construction loans.
Quarterly average loan balances grew $7 million compared to the linked quarter, and $121 million from the third quarter of 2018. For the first nine months of 2019, average loan balances grew $227 million. Most of the increase compared to the prior year was driven by the recent acquisitions, partially offset by paydowns in the organic loan portfolio.
I will now turn the call over to John to provide additional details around the income statement and balance sheet.
Mr. John Rogers:
Thank you, Chuck.
Our net interest income declined by 1% compared to the linked quarter, and was up 7% from the prior year. Our net interest margin declined by 11 basis points compared to the linked quarter, and was down 2 basis points from the prior year. The recent decline in interest rates has started to impact our loan and investment securities portfolios. Approximately 40% of our loan portfolio is subject to changes in LIBOR or the prime rate, which decreased this quarter. Our deposit rates increased slightly compared to the linked quarter, which was partially offset by lower borrowing rates. However, we have already taken steps to bring deposit pricing down and are prepared to do more if necessary.
Compared to the third quarter of 2018, the increase in net interest income was mostly due to loan growth from the First Prestonsburg acquisition and higher loan yields, while net interest margin declined due to higher deposit costs.
For the first nine months of 2019, net interest income grew 11%, while net interest margin was 5 basis points higher than 2018. Driving the increases were the acquired First Prestonsburg and American Savings Bank loan portfolios and higher loan yields, which were partially offset by growth in deposit costs. Muting the net interest income and margin expansion were the proceeds of $589,000 received during the first nine months of 2018 on an investment security that had previously been written down due to an other-than-temporary impairment in previous periods, which added 2 basis points to net interest margin.
Accretion income from acquisitions, which is net of amortization expense, was $1.2 million for the third quarter of 2019, which was flat compared to the linked quarter and doubled from $612,000 a year ago. Accretion income from acquisitions added 12 basis points to net interest margin during the third quarter, compared to 13 basis points for the linked quarter and 7 basis points for the third quarter of 2018. The increase in accretion income compared to 2018 was largely due to the First Prestonsburg acquisition.

Accretion income from acquisitions was $3.1 million for the first nine months of 2019, compared to $1.7 million for 2018, and added 9 basis points to net interest margin for the first nine months of 2019 and 7 basis points in 2018.
Total non-interest income, excluding net gains and losses, grew to 31% of total revenue, compared to 30% in the linked quarter, and was stable compared to the prior year. Total non-interest income, excluding net gains and losses, increased 5% compared to the linked quarter and 14% from a year ago. Growth compared to the linked quarter was experienced in many categories. Electronic banking income grew 9% compared to the linked quarter, swap fees were up 50% and mortgage banking income grew 20%. Service charges on deposit accounts also increased compared to the linked quarter, which was mostly driven by higher overdraft and non-sufficient fund fees. These increases were partially offset by declines of 6% in trust and investment income, and 3% in insurance income.
Compared to the third quarter of 2018, total non-interest income, excluding net gains and losses, grew 14%. We experienced growth in all categories, with the exception of bank owned life insurance and insurance income, which had slight decreases. Electronic banking income grew 24%, while deposit account service charges increased 22% and swap fee income more than doubled, compared to a year ago. We also experienced growth within our mortgage banking income, which was up 14%, and trust and investment income, which increased 3%, from the third quarter of 2018.
We had mentioned last quarter that we implemented a new deposit account fee schedule in March of 2019, and we anticipate the higher deposit fees associated with the new fee schedules will diminish some over time.
Total non-interest income, excluding net gains and losses, grew 11% for the first nine months of 2019, compared to 2018. The increase was driven by 19% growth in deposit account service charges and a 16% increase in electronic banking income. In addition, swap fees more than doubled, while mortgage banking income increased 26%. For the first nine months of 2019, other non-interest income included realized and unrealized gains on equity investment securities of $620,000, which was driven by the sale of restricted Class B Visa stock, and was partially offset by a decline of $474,000 in Small Business Administration income.
Total non-interest expense declined 15% from the linked quarter and was 7% higher than a year ago. The reduction compared to the linked quarter was due to lower acquisition-related expenses, which were $199,000 in the third quarter of 2019, compared to $6.8 million in the linked quarter. Core non-interest expense, which excludes the impact of acquisition-related expenses, grew 2% compared to the linked quarter. The increase compared to the linked quarter was primarily a result of higher salaries and employee benefit costs, coupled with increased electronic banking expense, which were partially offset by lower FDIC insurance and professional fees. We also experienced a full quarter of expense associated with the continuing operations of the First Prestonsburg acquisition, compared to only 2 ½ months in the second quarter.
For the third quarter of 2019, we recognized no FDIC insurance expense, as the deposit insurance fund had reached its target threshold for smaller banks to recognize a credit to their insurance expense. This resulted in a reversal of our second quarter 2019 accrued expense, which was offset by our current third quarter accrual. We cannot reasonably anticipate any future recognition of credits, as the deposit insurance fund is analyzed on a quarterly basis, which is the premise for receiving credits.
Compared to the third quarter of 2018, core non-interest expense grew 9%. This increase was driven by higher salaries and employee benefit costs and electronic banking expense, which were partially offset by a reduction in FDIC insurance expense. Salaries and employee benefit costs have been impacted by the movement toward a $15 minimum wage throughout the company, the First Prestonsburg acquisition, and annual merit increases.
For the first nine months of 2019, core non-interest expense increased 10% compared to 2018. This growth was a result of higher salaries and employee benefit costs, partially offset by a decline in professional fees. On a year-to-date basis, base salaries have been impacted by the higher corporate minimum wage, both the First Prestonsburg and American Savings Bank acquisitions, along with annual merit increases. Medical insurance has also increased, coupled with higher stock-based compensation.
Excluding non-core expenses, we generated positive operating leverage compared to the first nine months of 2018.
Moving on to the balance sheet…
Compared to the linked quarter-end, our investment securities portfolio grew 7%, and was up 22% from year-end. The increase in the portfolio since June 30, 2019 was mostly due to the reinvestment of cash flows into investments, as loan growth was lower than expected during the third quarter. Compared to year-end, the growth in investment securities was largely due to acquired securities from First Prestonsburg. Our investment portfolio comprised 24% of total assets at September 30, 2019, an increase from 23% at the linked quarter-end, and 22% at year-end.
Core deposits, which exclude $751 million of CDs, grew $66 million, or 3%, from the linked quarter-end. Over half of the growth was in non-interest-bearing deposits, while the remainder was in lower-cost savings and interest-bearing demand accounts. Some of the increase was seasonal, as a couple of relationships maintained balances that were higher than at June 30, 2019, and we would anticipate these balances to decline by year-end. Compared to year-end, core deposits grew 13%, and were 10% higher than a year ago. These increases were driven by the growth in the third quarter, coupled with the deposits associated with the First Prestonsburg acquisition.
Demand deposits as a percent of total deposits benefited from the increase in non-interest-bearing deposits, and was 39% at quarter-end, compared to 37% at June 30, 2019, 40% at year-end and 38% a year ago.
Quarterly average total deposits benefited from the recent deposit growth, and were up 2% compared to the linked quarter, and 11% compared to the third quarter of 2018. For the first nine months of 2019, our average total deposits increased 12% compared to 2018. Most of the growth compared to the 2018 periods was related to the acquired First Prestonsburg deposits.
Our loan-to-deposit ratio grew slightly to 85% at quarter-end, compared to 84% at June 30, 2019, 92% at year-end and 89% a year ago. The variance in this ratio compared to year-end and prior year was driven by the First Prestonsburg acquisition, which had a low loan-to-deposit ratio and made a positive impact on our liquidity position.
We continue to maintain a strong capital position. Our common equity tier 1 capital ratio improved 5 basis points compared to June 30, 2019 and was 14.2% at September 30, 2019, and was up 55 basis points from December 31, 2018. Our tier 1 capital ratio was 14.5%, while our total risk-based capital ratio was 15.2% at September 30, 2019.
As we reported earlier, our dividend remains at $0.34 per share, which represents a payout of 47.2% of earnings per diluted share in the third quarter, excluding non-core costs.

We also deployed excess capital during the third quarter as we repurchased approximately 14,000 shares. We will continue to evaluate opportunities to purchase additional shares throughout the remainder of the year.
There is new accounting guidance regarding the calculation of allowance for credit losses that takes effect January 1, 2020, known as CECL. We have been working diligently for the last few years on forming oversight committees, analyzing data, implementing software solutions, running, testing and validating models, and critically reviewing model output. At this point in time, and based on current economic conditions and projections, we are estimating that the impact of the implementation of this guidance could result in an increase to our allowance for credit losses of approximately 25% - 35% compared to our current reported balance.
The increase is being driven by the allowance that is needed for loans that were acquired and were considered performing at the respective acquisition dates. These loans currently carry a discount that is being accreted into earnings through net interest income with a relatively small corresponding allowance for loan losses. Under CECL, we will have to provide an expected life reserve on January 1, 2020 for these loans, which is nearly two-thirds of the estimated increase in allowance.
The remainder of the increase mainly relates to an increase in reserves for our consumer related portfolios.
Our estimate includes reserves for modeled results for outstanding loans, individually evaluated loans, which are currently referred to as impaired loans, qualitative factors and investment securities. Our estimate excludes the impact of unfunded commitments, which will be recorded as a liability at implementation date. It also excludes the impact of the change in accounting for purchased credit deteriorated loans (currently purchased credit impaired loans), for which the adjustment will result in a reduction to the remaining discount for those loans.
While our estimate is based on the current status of our new process, it is subject to change based upon many factors, including:
Uncertainty around the economic conditions that will exist on January 1, 2020, when the new guidance is implemented;
The composition, balance and risk characteristics of our loan portfolio on January 1, 2020;
Changes to modeling based upon results of model validation and further process development and refinement; and,
Continued execution of our governance framework, and review and audit by our external auditors.
We will continue to evaluate our processes and plan to provide updated guidance as to the projected impact on our allowance for credit losses in January.
I will now turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski:
Thank you, John.
The recent decline in interest rates demonstrates why it is important for us to diversify our revenue streams. As a bank, and are highly dependent on the interest rate environment, but our ability to maintain and grow our non-interest income is a key priority for us. The opportunity to introduce new products and services to our clients helps set us apart from other financial institutions. It allows us to provide a more robust experience for our clients, while also generating stronger shareholder value.
Although declining interest rates have presented a challenge, we have been able to make a positive impact through the first nine months of 2019, which include the following:
We grew net income by 20% compared to 2018, with relatively flat one-time costs in both periods;
Our net interest income increased 11% compared to 2018, and our net interest margin expanded 5 basis points;
Total non-interest income, excluding net gains and losses, grew 11% compared to 2018;
We generated positive operating leverage, excluding non-core items, on a year-to-date basis compared to 2018;
Our year-to-date return on assets, when adjusted for non-core costs, improved to 1.44%, an increase of 10 basis points compared to 2018; and
Our tangible book value increased 8% to $19.80 compared to December 31, 2018.
As we continue to finish up 2019, we have updated guidance for the fourth quarter and full year of 2019, which excludes non-core costs. We currently anticipate:
Organic loan growth of 2% to 4% for the full year of 2019.
We anticipate the fourth quarter credit costs will be relatively similar to those incurred in the third quarter of 2019;
We believe net interest margin will be between 3.65% and 3.70% for the full year, which incorporates rate cuts that the Federal Reserve has made and will make during the fourth quarter of 2019;
Quarterly total non-interest income, excluding net gains and losses, is expected to be between $15 million and $16 million for the fourth quarter of 2019;
We expect core non-interest expense for the fourth quarter of 2019 to be between $32 and $33 million;
Our target efficiency ratio for the full year of 2019 is expected to be between 60% and 62%;
We expect to generate positive operating leverage, adjusted for non-core items, for the full year of 2019; and
We anticipate our effective tax rate to be around 19% for 2019.
We would also like to provide some early guidance around 2020:
We expect point-to-point loan growth of 5% to 7%;
We expect an increase in credit costs in 2020. We believe the historically-low charge-off levels being experienced throughout the industry are not sustainable. We will also have the implementation of the new accounting guidance related to the allowance for credit losses beginning January 1, 2020 which will impact our future credit costs;
Today, we believe net interest margin will be between 3.50% and 3.60% for the full year, which anticipates a rate cut in early 2020, but this will be under continual assessment during the fourth quarter;
Fee-based revenue growth is expected to be in the mid-single digits;
We expect non-interest expense growth to be in the low single-digits, adjusted for non-core items; and,
Our target efficiency ratio for 2020 is expected to be between 60% and 62%.
We have been pleased with our previously-completed acquisitions, as they have had an overall positive impact on our business. We continue to seek bank acquisitions, primarily within a 250 mile radius of Marietta, Ohio; however, the current acquisition market has become less opportunistic. We are also continuing to evaluate potential deals for fee-based revenue businesses which would allow us to maintain our diversified revenue stream.
While we look ahead to the fourth quarter, our focus remains on attaining our goals and providing quality service to our clients, as well as driving an increase in shareholder value. We plan to leverage our total non-interest income to our advantage. We will continue to navigate the challenging rate environment, which may include even lower interest rates, while focusing on controlling expenses and not putting our franchise at risk for the long-term.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is John Rogers, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.
Questions and Answers
Operator: Thank you. We will now begin the question-and-answer session. (Operator Instructions). Kevin Reevey of D.A. Davidson.
Kevin Reevey: So first question -- John, earlier in your prepared remarks, you talked about bringing your deposit rate down quickly to address the declining rate environment. Could you give us some color as to which products you're focused on as far as bringing rates down? And how would the rates compare to the current -- the market rates in the local markets?
John Rogers: I think we're focused on bringing all of our rates down, some across-the-board retail and commercial deposits. We took some actions in the third quarter, which probably, for the most part, will be seen in the fourth quarter. We've continued to take actions as things have progressed here in the fourth quarter, so we're anticipating to see our deposit costs come down.
There are definitely certain things that -- we increased CDs during the course of the year, so money markets through some specials, those will decline as those specials kind of run their course over the next year or so. And they will progressively improve our net interest cost on deposits as we move along that spectrum.
So I think when we look at the market and see where we're at, we're pretty much right there with the market. I think other people are starting to bring down the rates, but as you're aware, Kevin, certain rates never got very high, such as interest-bearing consumer checking accounts, savings accounts for consumers. They never got to a very high level. So we can cut those back, but there is not an extensive cut that's really available in certain products.
Kevin Reevey: And then besides bringing your deposit rates down, are there other levers that you can pull to manage the margins, such as managing your investment portfolio, as well as utilizing floors on your variable rate loans?
John Rogers: Yes, so we have floors today in our loans that are there. We will manage the securities book appropriately, we believe. I do think at times it's a trade-off, right, between people who always want a higher margin, but you're also trying to make sure you're growing net interest income at the same time, I believe. So that's kind of a balancing act that we continually look at and manage through it as a management team and through our ALCO processes to do that.
There are certain things where we can fix some rates long -- they're definitely an inversion and you can get some longer-term funding cheaper than you can overnight funding, so we're taking advantage of that as well at this time. So we think we can pull certain levers like that, yes.
Kevin Reevey: And then lastly, you talked about possibly looking at some nonbank deals to augment your fee income. Which kind of businesses would you be considering?
Chuck Sulerzyski: We generally are looking at the insurance business and adding additional agencies to what we have, as well as the investment business. If we can find brokerage or money manager, we would look at those businesses. Those are businesses that we have and feel confident in. In terms of expanding, we eventually would like to get into an equipment leasing business.
Kevin Reevey: Great. Thank you very much.
Operator: Scott Siefers of Sandler O'Neill.
Jeanie Dwinell: [Jeanie] Dwinell on for Scott. So appreciate the loan growth guide for the full year, but would just love if you could maybe expand upon what customers are seeing; how prepayments are maybe affecting loan growth; and what you think the puts and takes are for the fourth quarter?
Chuck Sulerzyski: Well, as we mentioned, year-to-date payoffs are 68% higher than last year, so that's makes it pretty challenging to grow. Very little of that is due to us walking away because of a credit quality concern, or very little of it is due to competitors taking those customers.
Going out and looking out for both the fourth quarter and next year, we see our origination volume staying where it has been. We've been very healthy with our -- very happy with our origination volume. We think the payoffs will slow down for a variety of different reasons, a large one being that the number of commercial real estate deals that could pay off has decreased significantly. And we have new deals, some construction deals that will start to fund up. So we're optimistic going forward relative to the past 3 quarters.
Jeanie Dwinell: Okay, great. Thank you. And then also on the margin, I appreciate the guide for the full year. I know you guys mentioned that you have floors that will be coming on and that you'll manage the securities book appropriately. But if you could just kind of expand on that for what you guys see for the margin for the fourth quarter?
John Rogers: We didn't provide guidance specifically for the fourth quarter. I think we would expect the loan yields to continue to be under pressure, but we'll see benefits for the deposit book we have. So we think it will be relatively similar for the fourth quarter, maybe down slightly on a core basis, but not --alot we think we've done more actions on the liability side that'll flow through to the fourth quarter.
Jeanie Dwinell: Okay, great. Thank you.
Operator: (Operator Instructions). Michael Perito of KBW.
Michael Perito: Chuck, first just to clarify, my line broke up a little. Can you just repeat the 2020 initial margin expectations that you disclosed in your prepared remarks?
Chuck Sulerzyski: Yes, I think we said 3.5% to 3.6% for the year; 3.5% to 3.6%.
John Rogers: And will be continuing to evaluate that through the fourth quarter.
Michael Perito: Right. And then I guess that's kind of where my next question goes. I know there's a lot of moving pieces here, but can you talk about the dynamic? It sounds like 5% to 7% point-to-point growth next year; you expect a bit of a rebound. And you talked about the payoffs already and origination expectations. But can you talk about the dynamic in the relationship between growth rebounding and kind of your margin expectations because -- and how you kind of factor that into your initial outlook for 2020?
Chuck Sulerzyski: Well, I apologize if this is a little redundant, but we've been really happy this year with our originations. And given the pipeline, given what we're seeing in the marketplace, we're optimistic that we can keep the level of originations. So we get our confidence from the loan growth on the fact that the payoffs and the nature of the pay-offs, we believe will decline, so that's kind of what the loan forecast is based on.
In terms of the margin, as John mentioned, we've made some corrections in deposits in the third quarter. We will see the effect of those in the fourth quarter and we'll continue to see improvement as some of the things that we put on earlier will pay off. We did some specials, but they were relatively short term. We have a public fund book that will reprice heavily in the first quarter. So we're optimistic that we've seen most of the deterioration. The 11 basis points that we've seen is going to be much greater than we see in the future quarters.
Michael Perito: Yes, I guess maybe asking you the question a little differently. Can you maybe expand a little on kind of the generic asset yield assumptions you're making that drive that margin, because it sounds like you guys have rates continue to come down? I'm just curious what you're assuming, or at least your initial expectations are, as it relates to kind of how asset yields trend that drive that margin output?
Chuck Sulerzyski: Well, our yields have been, and remain, pretty handsome and I don't -- I see them coming down a little bit. But frankly, I'm surprised they haven't come down more already. So I don't really have anything -- I don't have a major concern that we’re not able to get pricing. It's not like the price that we are booking loans on relative to LIBOR or prime is deteriorating; it's just that those rates are going down.
So but the pricing, we're getting our pricing for the most part, and when we see things that to us aren't rational from a pricing standpoint, we continue to walk away, but that has not been as problematic as I would have thought.
So our consumer loan yields for the third quarter were 4.91% and for the second quarter they were 4.92%. So that's kind of hanging in there. Commercial saw a little bit more deterioration than the basis points; they saw 12 basis points, but still handsomely over 5%.

Michael Perito: Helpful, Chuck. Thank you. A couple more questions just -- John, to clarify that the initial CECL expectation, so it seems like if we just take the midpoint -- and I apologize for this echo; I'm not sure if it's on my end or elsewhere -- but the 76 basis point reserve basically goes up towards 100 basis points. But two-thirds of that is related to performing acquired loans, which means the actual capital impact of that change will be dramatically less, correct?
John Rogers: No, it's the same impact; it will all be part of the transition adjustment on 1-1 for that number, right. So the added reserves that go to the contra to the loan balance will all go through there, plus the unfunded commitment number that we determined. So there is all capital, but if I think I understand you right, all that will go through there. The only thing that does not go through the transition adjustment is the adjustment to the purchased impaired book, the PCIs, which go to PCDs.
Michael Perito: And is that fairly immaterial at this point?
John Rogers: If I had an estimate, I would give you one. Our current mark on that purchased credit-impaired book is approximately $9 million, which is both a credit and rate mark. So at this point, I would not anticipate it being all credit. It's only a $32 million book --
Michael Perito: Right. Okay. All right.
John Rogers: That's a reclass from one account to the other; it's not part of the transition adjustment.
Michael Perito: Exactly. Okay. That makes more sense. And then Chuck, just lastly, you mentioned that bank acquisitions have been a little slow to materialize. Just any -- can you just opine a little or give us a little more color on why you think that is, and if there's any market forces that could potentially change that in 2020?
Chuck Sulerzyski: I think that I do believe it will pick up in 2020. I think we've had -- while it's been slow, I think we've had more conversations the last couple of months than we had maybe the first half of the year. I think certainly, this rate environment will make it more difficult for banks to earn, to increase earnings. And so institutions that are margin-dependent at a higher percentage of earnings than we are, are going to be under a lot of pressure.
I think that, with the normal reasons -- management aging, board fatigue, demand for technology, compliance regulatory concerns -- will get many banks that are on the smaller side to think about finding a partner that can take care of their employees, their communities and their customers.
Michael Perito: Got it. Thank you, guys, for taking my question.
Operator: Scott Beury of Boenning & Scattergood.
Scott Beury: Most of my questions have kind of been touched on. I just wanted to go back to the CECL and kind of see if you had any feeling about like directionally, what the impact is going to be on kind of the regular quarterly provision, not necessarily the initial transition adjustments.
John Rogers: I would say that's pretty difficult to narrow down on. A lot of that, the big impact is going to be the economic forecast that we have. We're currently in a pretty good economic state right now. I think logically, you would think the economic forecast is only going to get worse, not better. As that happens, you're going to see dramatic changes to the reserves. So when that happens, I do not know; I don't have that crystal ball in my desk drawer, but that's really the big thing.

I said 25% to 35% with two-thirds of it kind of being the initial reserve to be put up on the purchase performing book. So a third of what we're looking at probably is the net between the consumer book and the commercial book. So you might be able to use that somewhat as a proxy, but that's kind of holding all things else being equal. And I can't think that all things are going to be equal as we proceed through 2020.
Scott Beury: No, sure, I appreciate that.
John Rogers: That might not be very helpful but --
Scott Beury: No, no, that is helpful.
John Rogers: very fluid.
Scott Beury: Certainly, I understand that there are a lot of moving parts here, and I just wanted to get a sense of kind of how you're thinking about it because I think we're all kind of trying to figure out how it's going to play out.
John Rogers: Yes.
Scott Beury: I guess the only other thing I was curious about was as you kind of look at what you're seeing in the competitive environment right now, do you have any particular feeling one way or the other about kind of the way the credit cycle is materializing? I think that question has been asked for quite some time, kind of alluding to the fact that we're near the end. But just any thoughts there as we head into 2020?
Chuck Sulerzyski: Yes, I would say for the most part, we don't see a ton of structure in issues that cause us to shake our head. We see some, but not a ton. I would say we see more pricing moves that confuse us. But I would say that the industry as a whole is hanging in, from my perspective, much more than I was seeing a dozen years ago. So I don't think we're going to see crashing and burning from a credit quality standpoint anytime soon.
Scott Beury: That's helpful. Yes, I think that's all I have for today. Thanks, guys.
Operator: Kevin Reevey of D.A. Davidson.
Kevin Reevey: Yes, I was just curious given kind of where rates are going to move directionally over the next few quarters, what your thoughts were as far as the swap fee income line item. I know it's a small percentage of your overall fee income base.
Chuck Sulerzyski: We've had a very good year with swap fee income; we had a very good third quarter. If rates stay low and continue to decline, that's going to help us. It's particularly helpful in that our originations have been robust and that's giving us opportunities for swaps. So this may be the best of time as for swaps.
Kevin Reevey: So in other words, just to make sure I'm understanding you correctly, so you think that line item should be flat to down?
John Rogers: I would say that the third quarter was very good. We would hope to have a very respectable fourth quarter, but I would not expect it to maybe be at the same level as the third.
Kevin Reevey: Great. Thank you.
Operator: Daniel Cardenas of Raymond James.

Daniel Cardenas: A couple of quick questions for you guys. Maybe we could get a little bit of clarity in terms of optimal capital levels in the form of a TCE ratio. Given that that I think everybody is probably modeling improving capital levels here on a go-forward basis, maybe a lack of M&A opportunities on the whole banking side. How do you plan on putting some of that excess capital to work, so kind of a two-part question here?
John Rogers: Yes, I think our ratios are -- clearly continue to go up. Our earnings are still strong, a good return on assets bringing a lot to the bottom line. I think we would look to try to drive that down some. We will continue, as you can see in the commentary, we did repurchase some shares. We will continue to look at that opportunity to bring our share count down and do that. So I think that's one way we plan on being a little bit more aggressive than we had been in the prior quarters of this year.
And we will always look to increase dividends at the same time. I just believe that at this point in time, we are kind of in a difficult environment at the current time with having to implement CECL. At this point in time, I do not think it's a substantial capital hit; it's very manageable. But we also have the economic uncertainty here and the yield curve, and what happens to that and the rates over the next coming months, and see how that all kind of plays out.
It appears to be less -- more talk that we might be closer to the end on the rate reductions. We'll have to see how that plays out in the fourth quarter, given the upcoming meetings the end of October and the one in December, and then try to set our strategy based upon where we see things headed into 2020.
Daniel Cardenas: Okay, good, good. And then maybe just one quick administrative question on tax rate for 2020. Should we kind of still stay in that 19.5% range, 19% range?
John Rogers: Yes, I think that's fair.
Daniel Cardenas: All right, great. Thanks, guys. That's all I've got for right now.
Operator: At this time there are no further questions in the queue. Sirs, do you have any closing remarks?
Chuck Sulerzyski: Yes. I want to thank everyone for participating. Please remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com under the Investor Relations subsection. Thank you for your time, and have a good day.
Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.